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                                                                  Exhibit 99.2


                           Success Bancshares, Inc.
                       Announces Appointment of Interim
           Chief Operating Officer and Executive Commitee Chairman


(Chicago, IL -- July 15, 1998) -- Success Bancshares, Inc. has announced two appointments, effective immediately, to its management in the wake of the sudden death of Saul D. Binder, President and Chief Executive Officer of Success Bancshares and its majority owned subsidiary, Success National Bank.

Christa N. Calabrese has been appointed interim Chief Operating Officer of Success Bancshares and the Bank. Ms. Calabrese has served as Executive Vice President of the Bank since October 1997 and as Chief Lending Officer of the Bank since 1992, which titles she will maintain while serving as interim
Chief Operating Officer. She also served as Senior Vice President of the Bank from 1992 to October 1997. Prior to joining the Bank, Ms. Calabrese served for two years as an Asset Specialist with the Resolution Trust Corporation and, from 1969 through 1990, held commercial lending positions with various local community banks.

Sherwin Koopmans has been appointed Chairman of the Executive Committee of Success Bancshares and the Bank. Mr. Koopmans, who has served as a director of Success Bancshares since 1997, will assume full time responsibility for administrative and regulatory functions at the Bank on an interim basis. Mr. Koopmans has significant experience in the bank regulatory arena, having served in the past as the Associate Director of the Division of Depository and Assets Services for the Federal Deposit Insurance Corporation and as the Regional Director and Vice President for Resolution of the Resolution Trust Corporation.

Under the guidance of Mr. Binder, the Bank grew from one branch with $10 million in assets in 1982 to over $400 million in assets with 9 branches in addition to its headquarters, all located in the northern Chicagoland area. Five additional branches are scheduled to open in 1998.

Success Bancshares affirms its continuing commitment to current expansion plans for the Bank and to the vision established by Mr. Binder for the Bank as a community bank stressing personalized service, local decision making, quick response to customers and strong relationships with business, civic and community organizations.

Success Bancshares, Inc. provides community banking services through ten locations to individuals and small-to-medium sized businesses primarily in the north and northwest suburbs of Chicago and the north side of Chicago. The Company is traded on the Nasdaq National Market System under the symbol "SXNB" and can be reached at its web page: http://www.successbank.com.